EXHIBIT 1

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is entered into as of the 31st day of December, 2008 in Simi Valley, California by and between Charles Rice (the “Rice”), and Joshua Touber (the “Shareholder”).

RECITALS

WHEREAS, Shareholder is the owner of shares of the common stock of InterMetro Communications, Inc. (the “Company”) and warrants to purchase shares of the Company’s common stock (the “Warrants”).

WHEREAS, the Shareholder and Rice desire to enter into an agreement which provides for the voting of the shares of the Company’s common stock (the “Common Stock”) owned by Shareholder as of the date first above written and the shares of Common Stock into which the Warrants are convertible or exercisable and those shares of the Company’s Common Stock and Warrants which will be exchanged automatically and without further action on the part of the Shareholder at such time as the Company has increased its authorized shares (collectively, the “Securities”), until such time as, with respect to each share of Common Stock or share of Common Stock underlying the Warrants, as the case may be, the Shareholder sells such share of Common Stock or such share of Common Stock underlying the Warrants into the public market.

WHEREAS, the Shareholder and Rice desire to facilitate the voting arrangement set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           VOTING OF SHARES.

At any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to any matter, Shareholder hereby authorizes Rice to vote the Securities on Shareholder’s behalf for a period until the earlier of (i) the date the Company’s Articles of Incorporation have been recorded and thereby amended and restated to increase the Company’s authorized shares of common stock or (ii) ninety (90) days from the date of this Agreement (the “Initial Period”).

After the expiration of the Initial Period, at any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to the appointment of directors, Shareholder hereby authorizes Rice to vote all of the Securities on Shareholder’s behalf for a period of two (2) years from the date of this Agreement; provided, however, in the event Shareholder sells into the public market or otherwise disposes, transfers or sells in a private transaction to an unrelated party or non affiliate any of the shares of Common Stock or shares of Common Stock into which the Warrants are convertible or exercisable, then with respect only to the shares of Common Stock or shares of Common Stock into which the Warrants are convertible or exercisable, as the case may be, which the Shareholder sells, Rice will no longer be authorized to vote such shares.

Subject to applicable Securities law, nothing in this Agreement shall prohibit Shareholder from selling into the public market or otherwise disposing, transferring or selling in a private transaction to an unrelated party or non affiliate any of the shares of Common Stock or shares of Common Stock into which the Warrants are convertible or exercisable.

2.           SUBSTITUTION OF SHARES.

In the event the Company enters into a merger transaction, reincorporation transaction, reverse merger transaction with a publicly traded shell company, or similar business combination, any securities issued to the Shareholder in exchange for the Securities in said transaction will be subject to this Agreement.

3.           TERMINATION OF AGREEMENT.

This Agreement shall terminate on the date two (2) years from the date first above written.

4.           SPECIFIC PERFORMANCE.

The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement will be specifically enforceable.  If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person will not offer in any such action or proceeding the claim or defense that such remedy at law exists.

5.           NOTICE.

All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications must be sent to the party to be notified at the address as indicated below the party’s signature to this Agreement.

6.           BENEFIT.

This Agreement shall be binding upon and operate for the benefit of the Shareholder and Rice and their respective executors, administrators, successors and assigns.

7.           AMENDMENT OR WAIVER.

No waiver or amendment of this Agreement shall be valid unless in writing and duly executed by the party to this Agreement against whom the amendment or waiver is sought to be enforced.  No evidence of any waiver or modification shall be received into evidence in any proceedings, arbitration or litigation between the parties relating to this Agreement, or the rights or obligations of the parties hereunder, unless the waiver or modification is in writing, duly executed.  The parties further agree that the provisions of this Paragraph may not be waived except as herein set forth.

8.           ENTIRE AGREEMENT.

This Agreement and the agreements referred to herein constitute the entire agreement of the parties hereto and supersede any and all other agreements, written and oral, previously made.

9.           GOVERNING LAW AND VENUE.

This Agreement shall be construed, interpreted and governed for all purposes by the laws of the State of California.  Venue for all legal proceedings initiated under this Agreement will be in the County of Los Angeles, State of California.

10.           SEVERABLE PROVISIONS.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or for any reason unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provisions to the extent they are enforceable) shall nevertheless be binding and enforceable.  Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

11.           FURTHER ACTS.

Each party hereto agrees to perform any further acts, vote his Securities in any manner, and execute and deliver any documents which may reasonably be necessary or desirable to carry out the provisions of this Agreement.

12.           COUNTERPARTS.

Each party to this Agreement may sign a counterpart separate from all other parties to this Agreement, and every counterpart taken together shall constitute one agreement.

13.           ATTORNEYS’ FEES.

The parties hereto agree that the prevailing party in any action brought to enforce any of the terms and provisions of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred in connection with the action.

14.           ARBITRATION.

Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California.  In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding.  The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Los Angeles or any other court having jurisdiction.  Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules.  It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05.  Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

15.           RELEASE OF LIABILITY.

Rice makes no representations or warranties regarding the Securities subject to this Agreement.  Shareholder hereby releases Rice from any and all damages or liability related to the Securities covered by this Agreement, including but not limited to the value of the Securities, any tax consequences incurred by the Shareholder as a result of the sale of the Securities (including the Common Stock into which the Securities are convertible or exercisable) subject to this Agreement, or the transferability of the Securities subject to this Agreement.

16.           REPRESENTATION.

The parties hereto acknowledge that this Agreement was prepared by counsel to the Company at the request of the parties.  The parties specifically acknowledge and agree that counsel to the Company is counsel only to the Company and not to any other party.  The parties hereto waive any conflict that may be created by virtue of having this Agreement prepared by counsel to the Company.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first hereinabove set forth.

“Rice”

/S/ CHARLES RICE
Charles Rice

Address:

2685 Park Center Drive, Building A

Simi Valley, California 93065

“Shareholder”

/S/ JOSHUA TOUBER
Joshua Touber

Address:

420 Sherman Canal

Venice, CA 90291